EXHIBIT 5.1








     December  17,  2004

N-Viro  International  Corporation
3450  Central  Ave.,  Suite  328
Toledo,  Ohio  43606
Attention:  Phillip  Levin
            Chief  Executive  Officer  and  President


               Re:     Registration  Statement  on  Form  S-8  for  the  N-Viro
International  Corporation  2004  Stock  Option  Plan

Ladies  and  Gentlemen:

          We have acted as counsel to N-Viro International Corporation (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of an aggregate of 1,000,000 shares of the common stock of the Company, par value $.01 per share (the "Shares"), issuable to eligible officers, key employees and directors of the Company upon the exercise of stock options or as other awards to be granted under the N-Viro International Corporation 2004 Stock Option Plan (the "Plan").

          In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

          Based upon the foregoing, it is our opinion that the Shares, when issued and sold to eligible officers, key employees and directors pursuant to valid exercises of stock options granted under the Plan, as well as any Shares issued as restricted stock awards when issued in a manner consistent with the terms of the Plan, will be legally issued, fully paid and nonassessable.

          The  undersigned hereby consents to the filing this opinion as Exhibit
5.1 to the Registration Statement on Form S-8 and to the use of its name in the Registration Statement.

                              Very  truly  yours,

                                /s/   CLARK  HILL,  PLC
                              -------------------------
                              CLARK  HILL  PLC